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                                                                   EXHIBIT 99.1


KEY ENERGY GROUP, INC.
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NEWS RELEASE

FOR IMMEDIATE RELEASE:                                        CONTACT: JIM DEAN
THURSDAY, SEPTEMBER 25, 1997                                     (908) 247-4822

            KEY ENERGY COMPLETES $200.0 MILLION PRIVATE OFFERING OF
                         CONVERTIBLE SUBORDINATED NOTES

EAST BRUNSWICK, N.J., Sept. 25, 1997 - Key Energy Group, Inc. (ASE:KEG) announced today that it has completed the previously announced placement of $200.0 million of convertible subordinated notes in a private offering under Rule 144A. In addition, the amount sold included a $20.0 million over-allotment granted by the company to the initial purchasers.

The initial purchasers of the notes in the offering were Lehman Brothers Inc. and McMahan Securities Co. L.P. The convertible notes bear interest at a 5% coupon rate and are convertible into shares of the company's common stock based upon a conversion price of $38.50. The net proceeds of the offering will be used to pay down the company's senior indebtedness.

Francis D. John, Chairman and Chief Executive Officer, stated, "We are extremely pleased with the success of the offering and believe it positions the company well to continue to build shareholder value by: (1) substantially reducing borrowing costs due to the attractive coupon rate of the notes; (ii) creating primary and fully-diluted earnings per share accretion based on the terms of the notes; and (iii) strengthening the company's balance sheet and thereby allowing for additional borrowing capacity." Mr. John added, "The success of the offering allows the company to expeditiously pursue its strategy of growth through acquisitions and also allows for significantly more attractive financing terms going forward."

The placement was a private offering that was not registered under the Securities Act, and offers and resales can be made only pursuant to registration or an exemption therefrom.

Key Energy Group, Inc. is a holding company with diversified energy operations including well servicing/workover services, contract drilling and oil and natural gas production. The company has operations in most major domestic onshore producing regions and in Argentina.

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TWO TOWER CENTER, 10TH FLOOR, EAST BRUNSWICK, NJ 08816 TELEPHONE (908) 247-4822
                              FAX: (908) 247-5148